Exhibit 99.1

Leap Therapeutics Announces Common Stock Purchase Agreements

For Up to $21 Million with Lincoln Park Capital

Cambridge, MA – July 11, 2019 – Leap Therapeutics, Inc. (NASDAQ:LPTX), a biotechnology company developing targeted and immuno-oncology therapeutics, today announced it has entered into common stock purchase agreements for up to $21 million with Lincoln Park Capital Fund, LLC (“LPC”), a Chicago-based institutional investor and current shareholder.

Under a purchase agreement dated July 11, 2019, LPC agreed to purchase $1,000,000 of Leap’s registered common stock at a price of $1.75 per share (the “July 11 Purchase Agreement”). Net proceeds to the Company are approximately $950,000.

Under the terms of a separate common stock purchase agreement (the “Commitment Purchase Agreement”), Leap will have the option, but not the obligation, to sell to LPC up to an additional $20 million in shares of common stock in tranches over a twenty-four month period and once a registration statement relating to the transaction is declared effective. The price of shares sold will be based on the market prices prevailing at the time of each sale to LPC. There is no upper limit as to the price per share that LPC may pay for future stock issuances under the Commitment Purchase Agreement, and Leap will control the timing and amount of any future sales. LPC has no right to require any sales by Leap but is obligated to make purchases according to Leap’s direction. Leap intends to use the net proceeds from the transaction for general corporate purposes, extending its runway to execute its business development and clinical development strategy.

LPC has agreed not to cause or engage in any direct or indirect short selling or hedging of Leap’s common stock. In consideration for entering into the Commitment Purchase Agreement and in lieu of making a cash payment, Leap has issued 330,000 shares of common stock to LPC. Leap maintains the right to terminate the Commitment Purchase Agreement at any time, at its discretion, without any additional cost or penalty.

A description of the July 11 Purchase Agreement, the Commitment Purchase Agreement and the related registration rights agreement is set forth in Leap’s Current Report on Form 8-K filed today with the Securities and Exchange Commission (“SEC”).

The shares issued under the July 11 Purchase Agreement are offered pursuant to an effective shelf registration statement on Form S-3 (File No. 333-223419) that was previously filed by Leap with the SEC on March 2, 2018 and was declared effective by the SEC on March 16, 2018.  A prospectus supplement and the related prospectus will be filed with the SEC today and will be available, for free, on the SEC’s website at http://www.sec.gov.

The securities issued as payment for the commitment fee and the securities that may be sold in the future under the Commitment Purchase Agreement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and have not been registered or qualified under any state securities laws, and therefore may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from such registration requirements, and registration or qualification and under applicable state securities or “Blue Sky” laws or an applicable exemption from such registration or qualification requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Leap Therapeutics

Leap Therapeutics (NASDAQ: LPTX) is focused on developing targeted and immuno-oncology therapeutics. Leap’s most advanced clinical candidate, DKN-01, is a humanized monoclonal antibody targeting the Dickkopf-1 (DKK1) protein, a Wnt pathway modulator. DKN-01 is in clinical trials in patients with esophagogastric, hepatobiliary, gynecologic, and prostate cancers. Leap’s second clinical candidate, TRX518, is a humanized GITR agonist monoclonal antibody designed to enhance the immune system’s anti-tumor response that is in advanced solid tumor studies. For more information about Leap Therapeutics, visit http://www.leaptx.com or our public filings with the SEC that are available via EDGAR at http://www.sec.gov or via https://investors.leaptx.com/.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. These statements include statements regarding Leap’s intended use of proceeds from the offering, Leap’s expectations with respect to the development and advancement of DKN-01, TRX518, and other programs, including the initiation, timing and design of future studies, enrollment in future studies, business development, and other future expectations, plans and prospects. Leap has attempted to identify forward looking statements by such terminology as ‘‘believes,’’ ‘‘estimates,’’ ‘‘anticipates,’’ ‘‘expects,’’ ‘‘plans,’’ ‘‘projects,’’ ‘‘intends,’’ ‘‘may,’’ ‘‘could,’’ ‘‘might,’’ ‘‘will,’’ ‘‘should,’’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Although Leap believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from our expectations. Such risks and uncertainties include, but are not limited to: the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for financing; the ability to complete a financing or form business development relationships to fund our expenses; the outcome, cost, and timing of our product development activities and clinical trials; the uncertain clinical development process, including the risk that clinical trials may not have an effective design or generate positive results; our ability to obtain and maintain regulatory approval of our drug product candidates; our plans to research, develop, and commercialize our drug product candidates; our ability to achieve market acceptance of our drug product candidates; unanticipated costs or delays in research, development, and commercialization efforts; the applicability of clinical study results to actual outcomes; the size and growth potential of the markets for our drug product candidates; our ability to continue obtaining and maintaining intellectual property protection for our drug product candidates; and other risks. Detailed information regarding factors that may cause actual results to differ materially will be included in Leap Therapeutics’ periodic filings with the SEC, including Leap’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the SEC on April 1, 2019 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, as filed with the SEC on May 15, 2019. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

CONTACT:

Douglas E. Onsi

Chief Financial Officer

Leap Therapeutics, Inc.

617-714-0360

donsi@leaptx.com

Heather Savelle

Investor Relations

Argot Partners

212-600-1902

heather@argotpartners.com